EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Central Jersey Bancorp (formerly Monmouth Community Bancorp):

We consent to the incorporation by reference in Registration Statements No. 333-100893 and No. 333-122468 on Form S-8 of Central Jersey Bancorp of our report dated March 18, 2005 relating to the consolidated balance sheets of Central Jersey Bancorp and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB of Central Jersey Bancorp for the year ended December 31, 2004.

                                        KPMG, LLP

Short Hills, New Jersey
March 30, 2005